Exhibit 10.21

AGREEMENT AND GENERAL RELEASE

AGREEMENT AND GENERAL RELEASE ("Agreement and Release") made as of this 6th day of February, 2009, by and between Nancy Corsiglia ("Corsiglia") and the Federal Agricultural Mortgage Corporation ("Farmer Mac").

WHEREAS, Corsiglia and Farmer Mac (herein after collectively, the "Parties") desire to resolve and settle in full any and all claims in respect of her employment with Farmer Mac, or otherwise, that Corsiglia or Farmer Mac have raised or which they could have raised prior to the date Corsiglia or Farmer Mac execute this Agreement and Release or hereafter; and

WHEREAS, the Parties are entering into this Agreement and Release for the mutual purposes of avoiding the burdens and expense of litigation and for terminating any and all relationships between Farmer Mac and Corsiglia;

NOW, THEREFORE, in exchange for and in consideration of the mutual promises, warranties and representations under taken herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.           Corsiglia's Employment Agreement with Farmer Mac, dated as of May 11, 1989, as amended from time-to-time, is hereby amended as set forth in Exhibit A hereto, effective as of February 1, 2009 (as so amended, the "Employment Contract").  The provisions of the Employment Contract as hereby amended are incorporated by reference into this Agreement and Release as if they were set forth herein in their entirety.

2.           In full satisfaction of all cash payments owed by Farmer Mac to Corsiglia hereunder, under the Employment Contract, or in connection with Corsiglia's employment at Farmer Mac, Farmer Mac shall pay the following amounts:

(a)           Corsiglia's current annual base salary through January 31, 2009, less all applicable withholding taxes and deductions, to be paid by Farmer Mac to Corsiglia pursuant to Farmer Mac's normal payroll procedures;

 (b)           $1,068,520.53 (the "Cash Payment"), to be paid by Farmer Mac within five (5) calendar days after the Effective Date (as defined in Section 28 below) by delivering to Corsiglia's attorney, Debra Katz of Katz, Marshall & Banks, LLP:

(i) a check payable to the order of Nancy E. Corsiglia in the amount of $958,520.53, less all applicable withholding taxes and deductions, and shall issue a Form W-2 to Corsiglia in connection with such payment (unless such payment is returned pursuant to the claw back provision below); and

(ii) a check payable to the order of Katz, Marshall & Banks, LLP in the amount of $110,000.00, and shall issue a Form 1099 to Katz, Marshall & Banks and to Corsiglia in connection with such payment (unless such payment is returned pursuant to the claw back provision below).

If, on or before the date that Farmer Mac files its Annual Report on Form 10-K for the year ended December 31, 2008, Farmer Mac has determined that Farmer Mac is not in compliance with either its minimum capital requirement or risk-based capital requirement as set forth in the Agricultural Credit Act of 1987 (12 U.S.C. §§ 2279aa et seq.), as amended, as of December 31, 2008, Farmer Mac shall provide notice thereof to Corsiglia.  Within ten (10) calendar days after receipt of such notice, Corsiglia shall pay to Farmer Mac, in cash or immediately available funds, an amount equal to the Cash Payment and Corsiglia shall forfeit all rights to the Cash Payment.

If Corsiglia returns to Farmer Mac an amount equal to the Cash Payment as provided in the preceding paragraph, Corsiglia may, in her sole discretion, upon written notice to Farmer Mac, rescind this entire Agreement and Release, rendering it void and without effect ab initio.  Should Corsiglia exercise this right of rescission, Farmer Mac agrees not to assert in any legal proceeding hereafter commenced by or on behalf of Corsiglia the running of the statute of limitations or any other time-related defense with respect to the period from the date of Corsiglia’s execution of this Agreement and Release through and including the date Corsiglia exercises this right of rescission, and Farmer Mac further agrees that, for purposes of claim accrual only, Farmer Mac will not assert that Corsiglia’s employment was terminated any earlier than the date of rescission, nor will it offer this Agreement in evidence or reference its terms for any purpose in subsequent legal proceedings.

Corsiglia acknowledges and agrees that she is not entitled to any payment from Farmer Mac in excess of the Cash Payment.  Nothing contained herein shall affect Corsiglia's vested account in the Farmer Mac Money Purchase Plan or the Farmer Mac 401(k) Plan.

3.           Farmer Mac also agrees to pay the cost of an outplacement service of Corsiglia's choosing, up to a maximum of $6,000, to be paid directly to such service within ten (10) business days of request by Corsiglia; and to pay the full cost of all mediation services provided by JAMS in this matter, to be paid directly to JAMS.

4.           Corsiglia acknowledges that, as of the date of her execution of this Agreement and Release, Corsiglia has sustained no injury or illness related in any way to Corsiglia's employment with Farmer Mac for which a workers compensation claim has not already been filed.

5.           Upon execution of this Agreement and Release, Corsiglia expressly agrees that she will not act on behalf of Farmer Mac or hold herself out as authorized to conduct business on behalf of Farmer Mac or its affiliates or their employees.

6.           Corsiglia represents and warrants that she has returned to Farmer Mac all of Farmer Mac's physical or intellectual property known by Corsiglia to be in her possession or under her control, including, without limitation, any physical or electronic documents, memoranda, files, faxes, equipment, books, notes and the like and any and all copies thereof, and any company identification cards, credit cards, keys, card keys, computers, cell phones or the like, to the extent located after a good faith, diligent search.  Corsiglia represents and warrants that she has made a good faith, diligent search for any such items and agrees that, should Corsiglia locate such items in the future, she will promptly return them to Farmer Mac.

7.         (a)             Effective as of the Effective Date, Corsiglia shall remit and relinquish to Farmer Mac all interests and rights in and under the following options to purchase shares of Farmer Mac Class C Non-Voting Common Stock and stock appreciation rights granted to Corsiglia with respect to shares of Farmer Mac Class C Non-Voting Common Stock (collectively, the "Cancelled Options") and shall have no further rights with respect thereto:

Number of Options	Grant Date	Exercise Price

57,055 (38,036 vested and 19,019 unvested)	June 1, 2006	$26.36

69,661 (23,220 vested and 46,441 unvested)	June 7, 2007	$29.33

48,305 (all unvested)	June 5, 2008	$28.94

The Cancelled Options automatically shall be cancelled effective as of the Effective Date without any further action by any party.  Corsiglia acknowledges and agrees that, upon cancellation of the Cancelled Options, Corsiglia will not possess, nor will Corsiglia be entitled to, any unvested stock options or stock appreciation rights for equity of Farmer Mac.

(b)         Corsiglia acknowledges and agrees that:

(i)             all of Corsiglia's other outstanding stock options to purchase shares of Farmer Mac Class C Non-Voting Common Stock and stock appreciation rights granted to Corsiglia with respect to shares of Farmer Mac Class C Non-Voting Common Stock (collectively, the "Remaining Options") are as set forth in the table below;

(ii)             all of the Remaining Options are currently vested and exercisable;

(iii)             all of the Remaining Options expire in accordance with the terms of the related option grants or stock appreciation right grant and the Employment Contract at the close of the New York Stock Exchange on February 28, 2011 (or on the tenth anniversary of the grant date of the applicable Remaining Options, if earlier); and

(iv)             as of the Effective Date, Corsiglia will not possess, nor will Corsiglia be entitled to, any stock options or stock appreciation rights for equity of Farmer Mac other than the Remaining Options.

Number of Remaining Options	Grant Date	Exercise Price

33,378	June 3, 1999	$22.08

40,220	June 7, 2001	$31.24

35,769	June 6, 2002	$29.10

50,356	June 5, 2003	$22.40

22,505	August 11, 2004	$19.86

71,529	June 16, 2005	$20.61

(c)           After the Effective Date, as a consequence of this Agreement, Corsiglia shall not be entitled to receive any other shares, options, grants, or other awards, and shall have no rights with respect to any equity awards other than the Remaining Options as specified in this Section 7.  Nothing contained herein shall affect Corsiglia's vested account in the Farmer Mac Money Purchase Plan; no additional contributions with respect to the plan year beginning January 1, 2008 shall be owed or made by Farmer Mac, and no contributions with respect to any plan year beginning after January 1, 2008 shall be owed or made by Farmer Mac to the Farmer Mac Money Purchase Plan on Corsiglia's behalf.

8.         Corsiglia agrees and acknowledges that the payments and benefits provided to her by Farmer Mac pursuant to this Agreement and Release are adequate consideration for the release and her other promises herein and that she is entitled to no other payment, benefit or other thing of value under any policy, plan or procedure of Farmer Mac or under any prior agreement or contract (whether written or oral) between Corsiglia and Farmer Mac or its affiliates or their employees, except, as set forth in Section 9, this section is not meant to limit Corsiglia’s right to recover for any alleged breaches of this Agreement and Release or Corsiglia’s right to indemnity for any action, suit or proceeding to which Corsiglia might be entitled, if at all, under Farmer Mac’s by-laws or applicable law.

9.          For and in consideration of the payments to be made and for other valuable consideration to be provided to Corsiglia pursuant to this Agreement and Release, Corsiglia for herself, her family members, her heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter, collectively referred to as "Corsiglia Releasors"), hereby forever releases and discharges Farmer Mac and any of its past, present or future parent entities, partners, subsidiaries, affiliates, divisions, business units, employee benefit and/or pension plans or funds, successors and assigns or each and all of its or their past and present or future directors, officers, attorneys, agents, trustees, administrators, employees, insurers, reinsurers, successors, or assigns (whether acting as agents for Farmer Mac or in their individual capacities) (hereinafter collectively referred to as "Farmer Mac Releasees"), from any and all claims, demands, causes of action, debt or liabilities of any kind (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, asserted or unasserted, which Corsiglia Releasors ever had, now have, or may hereafter have, against Farmer Mac Releasees arising by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence or other matter, from the beginning of time up to and including the date of Corsiglia's execution of this Agreement and Release. Without limiting the generality of the foregoing, Corsiglia Releasors hereby release and discharge Farmer Mac Releasees from:

i.	any and all claims relating to Corsiglia's employment with Farmer Mac, the terms and conditions of such employment and the termination of such employment;

ii.
any and all claims of employment discrimination, harassment and/or retaliation under any federal, state or local statute or ordinance, including without limitation, any and all claims under the Sarbanes-Oxley Act of 2002, including, but not limited to, the whistle blowing and retaliation provisions of that Act; Title VII of the Civil Rights Act of 1964; the Older Worker Benefit Protection Act; the Age Discrimination in Employment Act; the Family and Medical Leave Act; the Americans with Disabilities Act; 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits, if any, under any employee benefit or pension plan of Farmer Mac subject to the terms and conditions of such plan and applicable law); the District of Columbia Human Rights Act of 1977; and the District of Columbia Family and Medical Leave Act of 1990 (each as amended);

iii.
any and all claims for tortious conduct, including but not limited to, slander, defamation, libel, interference with business relationships, or other tortious or negligent conduct, emotional distress or compensatory or punitive damages;

iv.	any and all claims for wrongful discharge and/or breach of employment contract or promise, detrimental reliance or promissory estoppel;

v.	any and all claims relating to compensation or benefits, including, but not limited to, claims concerning salary or any other compensation plan or program; and

vi.	any and all claims for attorneys' fees, costs, expenses, disbursements and/or the like;

which Corsiglia Releasors may have at any time up to the execution of this Agreement and Release. This release shall not pertain to any alleged breaches of this Agreement and Release, nor shall it pertain to any right to indemnity for any action, suit, claim, or proceeding to which Corsiglia might be entitled, if at all, under Farmer Mac's by-laws or applicable law.

10.           For and in consideration of the release provided herein and for other valuable consideration to be provided to Farmer Mac pursuant to this Agreement and Release, Farmer Mac on behalf of itself and any of its past, present or future parent entities, partners, subsidiaries, affiliates, divisions, business units, employee benefit and/or pension plans or funds, successors and assigns or each and all of its or their past and present or future directors, officers, attorneys, agents, trustees, administrators, employees, insurers, reinsurers, successors, or assigns (to the extent acting as agents for Farmer Mac) (hereinafter, collectively referred to as "Farmer Mac Releasors"), hereby forever releases and discharges Corsiglia, her family members, her heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter, collectively referred to as "Corsiglia Releasees") from any and all claims, demands, causes of action, debt or liabilities of any kind (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, asserted or unasserted, which Farmer Mac Releasors ever had, now have, or may hereafter have, against Corsiglia Releasees arising by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence or other matter, from the beginning of time up to and including the date of Farmer Mac's execution of this Agreement and Release.  Without limiting the generality of the foregoing, Farmer Mac Releasors hereby release and discharge Corsiglia Releasees from:

i.	any and all claims relating to Corsiglia's employment with Farmer Mac, the terms and conditions of such employment and the termination of such employment;

ii.
any and all claims for tortious conduct, including but not limited to, slander, defamation, libel, interference with business relationships, or other tortious or negligent conduct, emotional distress or compensatory or punitive damages;

iv.	any and all claims for wrongful discharge and/or breach of employment contract or promise, detrimental reliance or promissory estoppel; and

vi.	any and all claims for attorneys' fees, costs, expenses, disbursements and/or the like;

which Farmer Mac Releasors may have at any time up to the execution of this Agreement and Release, except for any claims of fraudulent conduct or criminal activity.  This release shall not pertain to any alleged breaches of this Agreement and Release.

11.         Corsiglia and Farmer Mac each represents and warrants that as of the date she or it executes this Agreement and Release neither she, nor anyone acting on her behalf, on the one hand, and neither it, nor anyone acting on its behalf, on the other hand, has made or filed, commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against Farmer Mac or any other Farmer Mac Releasee, on the one hand, or against Corsiglia or any other Corsiglia Releasee, on the other hand, with any federal, state or local court, agency or investigative body.  To the maximum extent permitted by law, Corsiglia and Farmer Mac agree not to do so in the future for any claim or right waived in this Agreement and Release.  Corsiglia and Farmer Mac further agree that neither she nor it will encourage or assist any person with any action, suit, charge, grievance, complaint or proceeding against Farmer Mac or any other Farmer Mac Releasee, on the one hand, or against Corsiglia or any other Corsiglia Releasee, on the other hand, except as required by law.  Nothing herein shall be deemed to interfere with Corsiglia's or Farmer Mac's right to file a complaint or charge with a governmental agency or to provide truthful information to governmental authorities or in response to a subpoena or other legal process.  Each of Corsiglia and Farmer Mac acknowledges and agrees, however, that by virtue of this Agreement and Release, she and it have waived all relief available to Corsiglia Releasors and Farmer Mac Releasors, respectively (including without limitation, monetary damages, attorney's fees, equitable relief and reinstatement) under any of the claims and/or causes of action waived in Sections 9 and 10, above. Corsiglia and Farmer Mac therefore agree, to the maximum extent permitted by law, that neither she nor it will seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement and Release.

12.         The making of this Agreement and Release is not intended to be, and shall not be construed as, an admission that any of the Parties hereto or other Releasees violated any federal, state or local law (statutory or decisional), ordinance or regulation, or committed any wrong whatsoever.

13.          Corsiglia agrees that she is not eligible for rehire or re-employment with Farmer Mac after November 30, 2010 and waives any right to all such rehire or re-employment.  Corsiglia further agrees she shall not seek or make application for employment or retention at any time in the future, including, but not limited to, employment on an independent contractor basis (either through an entity of which she is a principal, or by performing work personally) with Farmer Mac or any other Releasees.  Corsiglia agrees that the execution of this Agreement and Release is good and sufficient cause to reject any such application or to terminate her employment if she obtains such future employment and that such rejection or termination is not and will not be considered by her to be retaliatory.

14.         Corsiglia agrees that she (or anyone acting on her behalf) will not make any statements, orally or in writing, to any person, firm or entity that shall intentionally disparage Farmer Mac or any of the Releasees or take any actions which in any way disparage or harm the reputation or goodwill of Farmer Mac or any of the Releasees.  This provision shall not apply to any truthful information provided by Corsiglia to governmental authorities or in response to a subpoena or other legal process.  Corsiglia represents and warrants that she has disclosed to Farmer Mac any and all facts and circumstances that may, in Corsiglia's reasonable opinion, constitute violations of law or regulation relating in any way to the business of Farmer Mac or committed by Farmer Mac directors, officers or employees and any and all violations of Farmer Mac policies of which she has knowledge.  Corsiglia further represents and warrants that she has not violated any law, regulation or Farmer Mac policy relating to insider trading with respect to Farmer Mac's securities.  Farmer Mac agrees to provide Corsiglia with a letter of reference as set forth in Exhibit B hereto and to instruct its officers and directors not to disparage Corsiglia in response to any requests for references by prospective employers.

15.          Corsiglia agrees that, in the event she is served with a subpoena or other legal process purporting to require disclosure (in a deposition, court proceeding, arbitration, agency proceeding or otherwise) which in any way relates to her employment at Farmer Mac and/or the Farmer Mac Releasees or to any of the claims released herein, and Farmer Mac is not independently provided with prompt written notice, she will give prompt written notice, by fax or overnight mail, to Jerome Oslick, General Counsel, Farmer Mac, at Farmer Mac's principal office. Unless otherwise required by law or court order, Corsiglia will not testify or make any disclosure until Farmer Mac and/or the Farmer Mac Releasees have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Additionally, Corsiglia agrees not to object to the presence of a representative of Farmer Mac at any deposition or in any other forum that is not open to the public, and will use her best efforts to obtain approval from others to enable the presence of Farmer Mac if and to the extent approval is required.

16.          Corsiglia agrees to provide such assistance as Farmer Mac may reasonably request with respect to business and litigation matters relating to Corsiglia’s work for Farmer Mac, provided that assistance with respect to business matters unrelated to litigation shall not exceed 10 hours in any calendar year.

17.          If any provision of this Agreement and Release shall be held to be illegal, void or unenforceable by a court of competent jurisdiction, such provision shall be of no force and effect, the parties shall renegotiate the invalidated provision in good faith to accomplish its objective to the maximum extent permitted by law, and the remainder of this Agreement and Release shall continue in full force and effect.

18.         To the extent consistent with applicable law, the Parties agree that this Agreement and Release may be used as evidence by them only in a subsequent proceeding in which any of the Parties alleges a breach of this Agreement and Release or in which Farmer Mac or Corsiglia is relying upon this Agreement and Release in support of an affirmative defense.

19.         Corsiglia and Farmer Mac agree that no fact, evidence, event or transaction currently unknown to her or it but which may hereafter become known to her or it shall affect in any manner the final and unconditional nature of the releases stated above.

20.         Each of Corsiglia and Farmer Mac represents and warrants that she or it has not assigned to any person or entity any claims that she or it had, has or may have against Farmer Mac or Corsiglia, including, but not limited to, all claims, demands, causes of action, fees and liabilities for damages of any kind or damages for injury of any kind that were or could have been raised by Corsiglia or Farmer Mac as of the date she or it executes this Agreement and Release.

21.         Each Party represents and warrants that she or it has not relied on any representations made by another Party in connection with entering into this Agreement and Release other than those explicitly stated herein.

22.         The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any other breach by any other Party.

23.         This Agreement and Release constitutes the complete understanding between the Parties, may not be changed orally and supersedes any and all prior agreements between the Parties. No other agreement shall be binding unless in writing and signed by the Parties after the execution of this Agreement and Release.

24.         This Agreement and Release is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and assigns.

25.         This Agreement and Release may be executed in several counterparts, each of which shall be deemed an original.

26.         Should any provision of this Agreement and Release require interpretation or construction, it is agreed by the Parties that, since both Parties have participated in the drafting of this Agreement and Release, the entity interpreting or constructing this Agreement and Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

27.         Corsiglia acknowledges that she: (a) has carefully read this Agreement and Release in its entirety; (b) has had the opportunity to consider the terms of this Agreement and Release for at least twenty-one (21) days; (c) is hereby advised by Farmer Mac in writing to consult with an attorney of her choice in connection with this Agreement and Release and has done so; (d) fully understands the significance of all the terms and conditions of this Agreement and Release and has discussed them with an attorney of her choice; and (e) is signing this Agreement and Release voluntarily and of her own free will and agrees to abide by all the terms and conditions contained herein.

28.         After signing this Agreement and Release, Corsiglia shall have seven (7) days (the "Revocation Period") to revoke her decision by indicating her desire to do so in writing to Jerome Oslick, General Counsel, Farmer Mac, at Farmer Mac's principal office, by no later than the last day of the Revocation Period.  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. This Agreement and Release shall not become effective until the later of the following dates (the "Effective Date"): (i) receipt by Jerome Oslick of this Agreement and Release executed by Corsiglia; or (ii) eight days following the signing of this Agreement and Release by Corsiglia.  In the event that Corsiglia revokes this Agreement and Release prior to the eighth (8th) day after its execution, this Agreement and Release and the promises contained in it, shall automatically be null and void.

WHEREFORE, the Parties hereto have caused this Agreement and Release to be executed as of the first day and date written above.

/s/ Nancy E. Corsiglia	Date:	2/7/09
NANCY CORSIGLIA

/s/ Michael A. Gerber	Date:	2/6/2009
FEDERAL AGRICULTURAL MORTGAGE CORPORATION

Exhibit A

AMENDMENT TO EMPLOYMENT CONTRACT

The following sections of the Employment Contract are deleted and replaced in their entirety with the following new sections, effective as of 11:59 p.m. on January 31, 2009.  All capitalized terms in this Amendment to Employment Contract not otherwise defined below shall have the definitions given to them in the Employment Contract.  Except as modified hereby, the Employment Contract continues in full force and effect through the end of the Term (as defined in the Employment Contract, as modified hereby), except that Section 13 of the Employment Contract shall survive termination of the Employment Contract and Corsiglia's employment by Farmer Mac.

1.           Term.  The Term of Employee's employment with Farmer Mac shall continue until 11:59 p.m. on November 30, 2010 (the "Term").

2.           Scope of Authority and Employment. Effective as of October 1, 2008, Employee shall no longer have any title, position or responsibilities Employee previously held or performed hereunder.  During the Term, as and only to the extent reasonably requested by the President, Employee shall advise the President, or such other Farmer Mac official or agent as designated by the President.

3.           Compensation. From February 1, 2009 through November 30, 2010, Employee will be paid a base salary (the "Base Salary") of One Hundred Twenty Dollars ($120.00) annually, payable in advance on or before January 31, 2009.

4.           Expenses.  Employee shall not be authorized to incur any expenses on behalf of Farmer Mac without express written authorization in advance, nor shall Employee be entitled to reimbursement of any expenses without such express advance written authorization.

5.           Vacation and Sick Leave. Employee shall not be entitled to any vacation or sick leave hereunder, and no accrued and unused vacation or sick leave shall remain available after November 30, 2008.

6.           Employee Benefits.  Employee will be entitled to no benefits except COBRA continuation coverage at Employee's own expense.  Farmer Mac will facilitate the transfer of Corsiglia's current life and disability insurance coverage at Corsiglia’s expense if permitted by applicable plan terms.

7.           Relocation Expenses.  This paragraph is deleted.

8.           Termination.  Employee's employment will automatically terminate effective 11:59 p.m. on November 30, 2010.

9.           Pari Passu.  This paragraph is deleted.

12.           Agreement Not to Compete with Farmer Mac.  This paragraph is deleted.

14.           Agreement Not to Solicit Farmer Mac Employees.  This paragraph is deleted.

Exhibit B

February __, 2009

To Whom It May Concern:

The Federal Agricultural Mortgage Corporation ("Farmer Mac"), is a stockholder-owned, government sponsored enterprise ("GSE") created by Congress to improve the availability of long-term credit for America's farmers, ranchers, rural homeowners, businesses and communities.  Farmer Mac accomplishes this public policy mission by providing a secondary market for qualified agricultural mortgage loans, rural housing mortgage loans, rural utilities loans (to cooperative borrowers made by cooperative lenders) and the guaranteed portions of agricultural and rural development loans guaranteed by the U.S. Department of Agriculture. Farmer Mac was created by the Agricultural Credit Act of 1987.

Nancy E. Corsiglia joined Farmer Mac in December 1989, shortly after the company's creation.  Ms. Corsiglia initially served as Treasurer and Vice President, Business Development.   Three and a half years later, on May 13, 1993, she was promoted to Chief Financial Officer.  On June 1, 2000, she also assumed the title of Vice President, Finance, and on June 7, 2007, she was appointed Executive Vice President.  Ms. Corsiglia served as Executive Vice President, Chief Financial Officer and Treasurer until October 1, 2008.

As Executive Vice President, Chief Financial Officer, and Treasurer, Ms. Corsiglia was responsible for the treasury and financial activities of Farmer Mac.  During Ms. Corsiglia's tenure as a corporate officer from 1989 through 2008, Farmer Mac grew from an emerging organization with six employees to its current size of over 40 employees and a loan portfolio of approximately $10 billion as of September 30, 2008.

Thank you.

Sincerely,

Michael A. Gerber
Acting President and Chief Executive Officer